As filed with the Securities and Exchange Commission on October 26, 2004
Registration No. 333-119555

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NiSource Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2108964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

801 East 86th Avenue Merrillville, Indiana 46410 (877) 647-5990 (Address, including zip code and telephone number, including area code, of registrant’s principal executive office)	David J. Vajda
Vice President and Treasurer
NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
(219) 647-5520
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copy to:	Copy to:
Robert J. Minkus, Esq. Schiff Hardin LLP 6600 Sears Tower Chicago, Illinois 60606 (312) 258-5500	Morton A. Pierce, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

     Approximate date of commencement of proposed sale to the public: October 27, 2004.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.     ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2004

$80,623,000

NiSource Inc.

        % Senior Debentures Due 2006

     In November 2000, NiSource Inc. issued an aggregate principal amount of $145,600,000 of Senior Debentures due 2006 as part of NiSource’s Stock Appreciation Income Linked Securities, or “SAILS*.” This is a remarketing of $80,623,000 aggregate principal amount of those Debentures on behalf of the holders of SAILS. The Debentures will mature on November 1, 2006. The Debentures are senior, unsecured obligations of NiSource ranking equally in right of payment with other senior indebtedness of NiSource.

     Interest on the Debentures is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Interest on the Debentures will be reset on October 27, 2004. The new interest rate, which will take effect as of November 1, 2004, will be the rate per annum that the remarketing agent determines, in its sole judgment, to be the lowest rate per annum that will enable it to remarket all the Debentures tendered or deemed tendered for remarketing at 100.5% of their principal amount. The first interest payment date on the remarketed Debentures will be on February 1, 2005. The Debentures are not subject to optional redemption, mandatory redemption or any sinking fund payments prior to maturity.

     Investing in the Debentures involves risks. See “Risk Factors” beginning on page 7.

Remarketing Fee
	Price to	to Remarketing
	Public	Agent	Net Proceeds(1)

Per Debenture	$	$	$
Total	$	$	$

(1)	NiSource will receive the proceeds of the remarketing of the Debentures in satisfaction of the obligations of the holders of SAILS under the stock purchase contracts and to pay the expenses of the remarketing. See “Use of Proceeds.”

     The Debentures are expected to be delivered through the book-entry facilities of The Depository Trust Company on or about November 1, 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Remarketing Agent

Credit Suisse First Boston

The date of this prospectus is October      , 2004.

*	“SAILSSM” and “Stock Appreciation Income Linked SecuritiesSM” are service marks of Credit Suisse First Boston LLC.

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the remarketing agent has authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the remarketing agent is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

      The Debentures are offered for sale in those jurisdictions where it is lawful to make such offers. The distribution of this prospectus and the offering or sale of the Debentures in some jurisdictions may be restricted by law. This prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

ABOUT THIS PROSPECTUS

      This prospectus provides you with a description of the Debentures being remarketed. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Debentures offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

      References to “NiSource” refer to NiSource Inc. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to NiSource and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      NiSource files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document NiSource files at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including NiSource.

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004; and

•	our Current Report on Form 8-K dated July 13, 2004.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the Debentures have been sold.

      You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (219) 647-6132.

      We maintain an Internet site at http://www.nisource.com, which contains information concerning NiSource and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

      We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

SUMMARY

      This summary highlights certain information appearing elsewhere in this document. This summary is not complete and does not contain all of the information that you should consider before purchasing the Debentures. You should carefully read the “Risk Factors” section beginning on page 7 of this prospectus to determine whether an investment in our Debentures is appropriate for you.

NiSource Inc.

      Overview. NiSource is a super-regional energy holding company that provides natural gas, electricity and other products and services to approximately 3.7 million customers located within the energy corridor that runs from the Gulf Coast through the Midwest to New England.

      We are the largest regulated natural gas distribution company, as measured by number of customers, operating east of the Rocky Mountains. Our principal subsidiaries include Columbia Energy Group, a vertically-integrated natural gas distribution, transmission and storage holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated natural gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. NiSource derives substantially all its revenues and earnings from the operating results of its subsidiaries. Our primary business segments are:

•	gas distribution;

•	gas transmission and storage; and

•	electric operations.

      Strategy. We have focused our business strategy on our core, rate-regulated asset-based businesses, with virtually 100% of our operating income generated from the rate-regulated businesses. With the nation’s fourth largest natural gas pipeline, the largest natural gas distribution network east of the Rocky Mountains and one of the nation’s largest natural gas storage networks, we operate throughout the energy-intensive corridor that extends from the supply areas in the Gulf Coast through the consumption centers in the Midwest, Mid-Atlantic, New England and Northeast. This corridor includes 30% of the nation’s population and 40% of its energy consumption. We believe natural gas will be the fuel preferred by customers to meet the corridor’s growing energy needs.

      Gas Distribution. We are the nation’s third largest regulated gas distribution company based on volume of gas sales, with an average volume of over 2.3 billion cubic feet per day. Through our wholly-owned subsidiary, Columbia Energy Group, we own five distribution subsidiaries that provide natural gas under the Columbia Gas name to approximately 2.2 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. We also distribute natural gas to approximately 770,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, our subsidiaries Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 329,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

      Gas Transmission and Storage. Our gas transmission and storage subsidiaries own and operate an interstate pipeline network of approximately 16,000 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, the companies serve customers in 19 northeastern, mid-Atlantic, midwestern and southern states, as well as the District of Columbia. In addition, Columbia Gas Transmission Corporation operates one of the nation’s largest underground natural gas storage systems, capable of storing approximately 646 billion cubic feet of natural gas.

      Electric Operations. We generate and distribute electricity through our subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 440,000 customers in

21 counties in the northern part of Indiana. Northern Indiana owns and operates three coal-fired electric generating stations with a net capacity of 2,574 megawatts, five gas-fired combustion turbine generating units with a net capacity of 306 megawatts and two hydroelectric generating plants with a net capacity of 10 megawatts, for a total system net capacity of 2,890 megawatts. Northern Indiana is interconnected with five neighboring electric utilities. During the year ended December 31, 2003, Northern Indiana generated 77.2% and purchased 22.8% of its electric requirements.

      Other Operations. We provide energy-related services, including gas marketing and power trading. Through our subsidiary EnergyUSA-TPC Corp., we provide natural gas sales to industrial and commercial customers and engage in natural gas marketing activities. We operate the Whiting Clean Energy project, located at BP’s Whiting, Indiana refinery. We participate in real estate and other businesses.

      Our executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

The Remarketing

Issuer	NiSource Inc.

Debentures Remarketed	$80,623,000 aggregate principal amount of % Senior Debentures Due 2006.

Maturity Date	The Debentures will mature on November 1, 2006.

Interest Rate	As of November 1, 2004, the interest rate on the Debentures will be % per annum.

Interest Payment Dates	February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2005.

Redemption; Sinking Fund	The Debentures are not subject to optional redemption, mandatory redemption or any sinking fund payment prior to maturity.

Ranking	The Debentures are senior, unsecured obligations of NiSource ranking equally in right of payment with other senior indebtedness of NiSource.

The Indenture does not limit the amount of debt that NiSource or any of its subsidiaries may incur.

Limitation on Liens	Subject to certain exceptions, as long as the Debentures are outstanding, neither NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any secured debt, except intercompany indebtedness, without also securing the Debentures, unless the total amount of all of the secured debt would not exceed 5% of our consolidated net tangible assets.

The Remarketing	NiSource issued the Debentures in November 2000 as part of its issuance and sale of SAILS. Each SAILS consists of a stock purchase contract and a Debenture. Pursuant to the stock purchase contracts, unless a SAILS holder elects otherwise, the Debentures will be sold in a remarketing, and the proceeds will be paid to NiSource in satisfaction of the SAILS holders’ obligations under the stock purchase contracts.

On October 27, 2004, the remarketing agent will use commercially reasonable efforts to reset the rate of interest payable on the remarketed Debentures to a rate it believes is sufficient to cause the market value of each Debenture to be equal to 100.5% of the stated principal amount.

Use of Proceeds	NiSource will advance the payments received under the stock purchase contracts to NiSource Finance Corp. to repay short-term indebtedness and for general corporate purposes.

Denomination	The Debentures will be remarketed in denominations of $1,000 and integral multiples of $1,000.

Trustee, Registrar and Paying Agent	JPMorgan Chase Bank.

      For additional information regarding the Debentures, see “Description of the Debentures.”

RISK FACTORS

      In deciding whether to invest in the Debentures, you should consider carefully the following factors that could materially adversely affect our operating results and financial condition. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our subsequent reports on Form 10-Q and Form 8-K. Each of the risks described below could result in a decrease in the value of the Debentures and your investment therein.

We have substantial indebtedness, which could adversely affect our financial condition.

      We have a significant amount of indebtedness outstanding as a result of our acquisition of Columbia Energy Group. We had total consolidated indebtedness of approximately $6.1 billion outstanding as of June 30, 2004.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	limit our ability to borrow additional funds or increase the cost of borrowing additional funds;

•	reduce the availability of cash flow from operations to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	lead parties with whom we do business to require additional credit support, such as letters of credit, in order for us to transact such business;

•	place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	result in a downgrade in our credit ratings; and

•	increase our vulnerability to general adverse economic and industry conditions.

      Some of our debt obligations contain financial covenants related to debt-to-capital ratios and interest coverage ratios and cross-default provisions. Our failure to comply with any of these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding debt obligations. Any such acceleration would cause a material adverse change in our financial condition.

Our costs of compliance with environmental laws are significant. The costs of compliance with future environmental laws and the incurrence of environmental liabilities could harm our cash flow and profitability.

      NiSource’s subsidiaries are subject to extensive federal, state and local environmental requirements which, among other things, regulate air emissions, water discharges and the management of hazardous and solid waste. Compliance with these legal requirements requires us to commit significant expenditures for installation of pollution control equipment, environmental monitoring, emissions fees and permits at all of our facilities. These expenditures are significant, and we expect that they will increase in the future. For example, construction expenditures to comply with the nitrogen oxide emission reduction requirements are expected to range from $250 to $300 million, of which approximately $246 million has been spent as of September 30, 2004.

      If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against NiSource and its subsidiaries. In September 2004, the Environmental Protection Agency issued a notice of violation to Northern Indiana Public Service Company alleging violations of the new source review provisions of the Clean Air Act. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could require payment of substantial penalties.

      Existing environmental laws and regulations may be revised, and new laws and regulations seeking to protect the environment may be adopted or become applicable to us. Revised or additional laws and regulations could result in significant additional expense and operating restrictions on our facilities or increased compliance costs, which may not be fully recoverable from our customers and would therefore reduce our net income. The cost impact of any new or amended legislation would depend upon the specific requirements enacted and cannot be determined at this time.

A significant portion of the gas and electricity we sell is used for heating and air conditioning. Accordingly, our operating results fluctuate depending on the weather.

      Our energy sales are sensitive to variations in weather conditions. We forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have, and have had, a material impact on energy sales.

Our electric operations are subject to economic conditions in certain industries.

      Our electric operations in northern Indiana have been and may continue to be adversely affected by substantial declines in sales to industrial customers. In particular, the steel and steel related industries have been adversely impacted by recent events and market conditions, with two major customers declaring bankruptcy. There can be no assurances whether sales will return to historical levels.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative impacts on our business, financial condition and access to capital.

      As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, the blackout in the Northeast in 2003, accounting irregularities at public companies in general and energy companies in particular, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility business have been under a generally increased amount of public and regulatory scrutiny and suspicion. Accounting irregularities have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws and accounting standards, but it is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets.

      As a result of these events, Congress passed the Sarbanes-Oxley Act of 2002, and the SEC implemented numerous new regulations. It is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically.

Our Whiting merchant energy project is operating at a loss.

      We own and operate a merchant energy facility at BP’s Whiting, Indiana refinery. This facility uses natural gas to generate electricity for sale in the wholesale markets and is expected, after plant modifications, to generate steam for industrial use. Recent developments in the wholesale power market have resulted in depressed wholesale power prices, which have substantially reduced revenues for participants in the market. We expect that the facility will operate at a loss in the near term based on the current market view of forward pricing for gas and electricity. The after-tax loss for 2003 was $30.0 million, and the 2004 after-tax loss is expected to be similar to 2003 based on a similar market for gas and electricity. The profitability of the project in future periods will depend on, among other things, prevailing prices in the energy markets and regional load dispatch patterns.

The Debentures are obligations of NiSource and not of its subsidiaries and will be effectively subordinated to the claims of the subsidiaries’ creditors.

      The Debentures are obligations exclusively of NiSource and not its subsidiaries. NiSource is a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Debentures, depends upon the earnings of our operating subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. As of August 31, 2004, our operating subsidiaries had approximately $2,244 million of indebtedness.

      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the rights of the holders of the Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

FORWARD-LOOKING STATEMENTS

      Some of the information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. Any statement that is not a historical fact is a forward-looking statement. We use the words “estimate,” “intend,” “expect,” “believe,” “anticipate” and similar expressions to identify forward-looking statements, but some of these statements may use other phrasing. We undertake no obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. While we make the forward-looking statements in good faith and believe they are based on reasonable assumptions, these statements are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•	increased competition in deregulated energy markets;

•	the weather;

•	fluctuations in supply and demand for energy commodities;

•	growth opportunities for NiSource’s businesses;

•	increased competition in deregulated energy markets;

•	dealings with third parties over whom NiSource has no control;

•	actual operating experience of acquired assets;

•	the regulatory process;

•	regulatory and legislative changes;

•	changes in general economic, capital and commodity market conditions;

•	counter-party credit risk; and

•	other uncertainties, all of which are difficult to predict, and many of which are beyond our control, including factors we discuss in this prospectus and our filings with the SEC.

      Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements.

USE OF PROCEEDS

      $80,623,000 aggregate principal amount of Debentures are being remarketed to investors on behalf of holders of NiSource’s SAILS issued in 2000. Each SAILS consists of a Debenture and a stock purchase contract obligating the holder to purchase a certain fraction of a share of NiSource common stock for $2.60 on November 1, 2004. The proceeds of the remarketing of these Debentures through this prospectus will be paid to NiSource in satisfaction of the obligations of the SAILS holders under the stock purchase contracts and to pay the expenses of the remarketing. We will advance the payments received under the stock purchase contracts to NiSource Finance Corp. to repay short-term bank borrowings having an annual interest rate of 2.525% as of September 30, 2004 and for general corporate purposes.

CAPITALIZATION

      The following table shows our capitalization and short-term indebtedness at June 30, 2004 (i) on a consolidated basis and (ii) on a consolidated basis as adjusted to reflect the issuance and sale of the Debentures and the use of the net proceeds as set forth under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2003, incorporated by reference in this prospectus. See “Where You Can Find More Information.”

	June 30, 2004

	Actual	As Adjusted

	(in millions)
Long-term debt (excluding amounts due within one year)	$5,573.1	$5,573.1
Cumulative preferred stock	81.1	81.1
Common stockholders’ equity	4,500.8	4,645.2

Total capitalization	$10,155.0	$10,299.4

Short-term borrowings (including current portion of long-term debt)	$509.6	$366.1

RATIOS OF EARNINGS TO FIXED CHARGES

      The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended December 31
Six Months Ended
June 30, 2004	2003	2002	2001	2000	1999

2.85	2.33	2.06	1.51	1.66	1.99

      For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE DEBENTURES

      We issued the Debentures under an indenture dated as of November 1, 2000, as supplemented by a first supplemental indenture dated as of November 1, 2000, each between NiSource and JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as trustee. Concurrently with the remarketing of the Debentures, we will execute a second supplemental indenture to the indenture in order to make certain mechanical amendments to the Debentures relating to the remarketing and the related procedures of The Depository Trust Company, or DTC. We refer to the indenture, as supplemented by the first supplemental indenture and the second supplemental indenture, as the “Indenture.”

      We initially issued the Debentures in 2000 as part of the SAILS in connection with our acquisition of Columbia Energy Group. Each SAILS is a hybrid security consisting of (i) a stock purchase contract obligating the holder to purchase a certain fraction of a share of NiSource common stock on or before November 1, 2004 for $2.60 and (ii) a Debenture with a stated principal amount of $2.60, which was pledged as collateral to secure the holder’s obligation to purchase NiSource common stock under the stock purchase contract. Unless a SAILS holder elects to make a cash payment of $2.60 for the NiSource common stock the holder is obligated to purchase, the pledged Debentures will be sold to investors in a remarketing, and the proceeds will be paid to NiSource in satisfaction of the SAILS holders’ obligations under the stock purchase contracts. In connection with the remarketing, the Debentures being offered hereunder are being redenominated in integral multiples of $1,000.

      This section briefly summarizes some of the terms of the Debentures and the Indenture, but it does not contain a complete description of them. The description of the Debentures is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description, unless otherwise indicated, are references to section numbers of the Indenture.

General

      The Debentures:

•	are direct, senior unsecured obligations of NiSource; and

•	are equal in right of payment to any other senior, unsecured obligations of NiSource.

Principal, Maturity, Interest and Payment

      In November 2000, we issued $145,600,000 aggregate principal amount of Debentures as part of the SAILS issuance. $80,623,000 of those Debentures are being remarketed pursuant to this prospectus. In addition, approximately $63,767,925 of Debentures remains outstanding but is not being remarketed. The Debentures will mature on November 1, 2006.

      Interest on the Debentures will accrue from November 1, 2004 at the annual rate of      %. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest is payable quarterly in arrears on February 1, May 1, August 1 and November 1, with the first payment due on February 1, 2005. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. As long as the Debentures are held in book-entry only form, we will make each interest payment to the holders of record of the Debentures on the business day immediately preceding the relevant interest payment date. If the Debentures do not remain in book-entry only form, we will pay interest to the holders of record on the 15th business day before the relevant interest payment date.

Redemption

      The Debentures are not subject to redemption at our option prior to maturity, nor are they subject to redemption through the operation of a sinking fund.

Form and Denomination

      We issued the Debentures as a “global security,” as described under the heading “Book-Entry Issuance.” The Debentures will continue to be represented by a global security after the remarketing. The Debentures were originally issued in denominations of $2.60 and integral multiples of $2.60 when they were part of the SAILS. In order to meet the requirements of DTC, the depositary for the Debentures, the denomination of the Debentures being offered hereunder will be changed so that in conjunction with and after the remarketing, the Debentures being offered hereunder will be issuable only in denomination of

$1,000 and integral multiples of $1,000. A SAILS holder who has elected to settle in cash its obligations under the stock purchase contracts will be given the choice of either (i) receiving a series of certificated Debentures in denominations of $2.60 and integral multiples thereof or (ii) receiving the series of book-entry only Debentures in denominations of $1,000 and integral multiples thereof being offered hereunder, with any fractional amounts being paid in cash by NiSource. The two series of Debentures will be substantially identical in all respects other than denomination and will constitute a single “series” for all purposes under the Indenture, including for purposes of acting upon an Event of Default and other voting matters.

Consolidation, Merger, Conveyance, Transfer or Lease

      NiSource may not consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

•	that corporation or entity is organized under the laws of the United States or any state thereof;

•	that corporation or entity assumes NiSource’s obligations, as applicable, under the Indenture;

•	after giving effect to the transaction, NiSource is not in default under the Indenture; and

•	NiSource delivers to the indenture trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

(See Section 801.)

Limitation on Liens

      As long as any Debentures remain outstanding, neither NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by NiSource or that subsidiary, except intercompany indebtedness, without also securing the Debentures equally and ratably with (or prior to) the new debt, unless the total amount of all of the secured debt would not exceed 5% of the consolidated net tangible assets of NiSource and its subsidiaries (other than utilities).

      In addition, the lien limitations do not apply to NiSource’s and any subsidiary’s ability to do the following:

•	create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the Indenture;

•	assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated, with NiSource or any subsidiary;

•	assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

•	create mortgages to secure debt of a subsidiary to NiSource or to another subsidiary;

•	create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

•	create mortgages to secure debt of NiSource or its subsidiaries maturing within 12 months and created in the ordinary course of business;

•	create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

•	continue mortgages existing on the date of the Indenture; and

•	create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above, provided that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

(See Section 1008.)

Other Covenants

      The Indenture does not give Debenture holders protection in the event of a highly leveraged transaction or other transaction involving NiSource. The Indenture also does not limit the ability of NiSource to incur indebtedness or to declare or pay dividends on its capital stock.

Events of Default

      The Indenture provides that any of the following events constitutes an “Event of Default” with respect to the Debentures:

•	NiSource defaults in the payment of any interest upon any Debenture that becomes due and payable and the default continues for 30 days;

•	NiSource defaults in the payment of principal of any Debenture when due at its maturity, by declaration or otherwise, and the default continues for three business days;

•	NiSource defaults in the performance of or breaches any covenant or warranty in the Indenture for 60 days after written notice to NiSource from the indenture trustee or to NiSource and the indenture trustee from the holders of at least 25% of the outstanding Debentures;

•	NiSource defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by NiSource, or NiSource defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $5 million of the principal or interest when due and payable, and in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such debt is not paid within 60 days after written notice to NiSource from the indenture trustee or to NiSource and the indenture trustee from the holders of at least 25% of the outstanding Debentures; or

•	certain events of bankruptcy, insolvency or reorganization of NiSource.

(See Section 501.)

      If an Event of Default occurs with respect to the Debentures, the indenture trustee or the holders of not less than 33% in principal amount of the outstanding Debentures may declare the Debentures due and payable immediately. At any time after the holders of the Debentures declare that the Debentures are due and immediately payable, the holders of a majority in principal amount of the outstanding Debentures may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults (other than the non-payment of principal which has become due solely by the declaration) have been waived or cured, and (3) NiSource has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the Debentures;

•	the principal of or interest on any Debentures which are due other than by the declaration;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture.

(See Section 502.)

      The holders of not less than a majority in principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the Debentures. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

      The holders of not less than a majority in principal amount of the outstanding Debentures may waive any past default under the Indenture and its consequences, except a default:

•	in respect of a payment of principal of or interest on any Debenture; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected Debenture.

(See Section 513.)

Modification of Indenture

      NiSource and the indenture trustee may modify or amend the Indenture, without the consent of the holders of any Debentures, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to NiSource’s covenants or to surrender any right or power conferred on NiSource under the Indenture;

•	to add events of default;

•	to add or change any provisions of the Indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium on registered securities or of principal or premium or any interest on bearer securities, to permit registered securities to be exchanged for bearer securities or to permit the issuance of securities in uncertificated form (so long as the modification or amendment does not materially adversely affect the interest of the holders of debt securities of any series);

•	to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision);

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture (so long as the cure or modification does not materially adversely affect the interest of the holders of debt securities of any series);

•	to effect assumption by one of NiSource’s subsidiaries of NiSource’s obligations under the Indenture; or

•	to conform the Indenture to any amendment of the Trust Indenture Act.

(See Section 901.)

      The Indenture provides that we and the indenture trustee may amend the Indenture or the Debentures with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment voting as one class. However, without the consent of each holder of any outstanding Debenture, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any Debenture;

•	reduce the principal amount of, rate of interest on, any Debenture;

•	change the method of calculating the rate of interest on any Debenture;

•	change any obligation of NiSource to pay additional amounts in respect of any Debenture;

•	change the place or currency of payment of principal of, or any interest on, any Debenture;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture;

•	change any obligation of NiSource to maintain an office or agency in each place of payment or to maintain an office or agency outside the United States; and

•	modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default of certain covenants.

(See Section 902.)

Satisfaction and Discharge

      Under the Indenture, NiSource can terminate its obligations with respect to the Debentures not previously delivered to the indenture trustee for cancellation when those Debentures:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year.

      NiSource may terminate its obligations with respect to the Debentures by depositing with the indenture trustee, as trust funds dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Debentures. In that case, the Indenture will cease to be of further effect, and NiSource’s obligations will be satisfied and discharged, with respect to the Debentures (except as to NiSource’s obligations to pay all other amounts due under the Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the expense of NiSource, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

Book-Entry Issuance

      DTC acts as the depositary for Debentures issued as global securities. NiSource will issue a global security registered in the name of DTC’s nominee, Cede & Co., in the aggregate principal amount of the Debentures, and will deposit the global security with DTC, or its custodian.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security — the beneficial owner — is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

      To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to NiSource as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, NiSource or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NiSource and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

      If applicable, redemption notices will be sent to Cede & Co.

      A beneficial owner electing to have its interest in a global security repaid by NiSource will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant’s interest in the global securities on DTC’s records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC’s records.

      DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NiSource or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

      NiSource may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depositary). Upon receipt of a withdrawal request from an issuer, DTC will take the following actions: (1) DTC will issue an important notice notifying its participants of the receipt of a withdrawal request from the issuer reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and (2) DTC will process withdrawal requests submitted by participants in the ordinary course of business, but will not effectuate withdrawals based upon a request from an issuer. In that event, security certificates will be printed and delivered to DTC.

      We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Governing Law

      The Indenture and the debt securities are governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

      Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indenture. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Debentures unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity. (See Section 601.)

      The indenture trustee, JPMorgan Chase Bank, is also the indenture trustee for NiSource Finance Inc.’s senior debt indenture and NiSource Capital Markets’ senior and subordinated debt indentures.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Debentures as of the date hereof. Except where noted, it deals only with Debentures held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Debentures as a part of a hedging or conversion transaction or a straddle, or United States persons whose functional currency is not the United States dollar. In addition, this discussion does not address the tax consequences to persons who purchase Debentures other than pursuant to this remarketing. Furthermore, the discussion below is based upon the provisions of the Code, final and proposed Treasury regulations under the Code and administrative rulings and judicial decisions as of the date of this prospectus. Such authorities may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, which could result in United States federal income tax consequences being different from those discussed below.

      PROSPECTIVE PURCHASERS OF DEBENTURES ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

      As used in this prospectus, a “United States Holder” means a beneficial owner of a Debenture that is a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any political subdivision thereof; an estate, the income of which is subject to United

States federal income taxation regardless of its source; or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions or a trust that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person. As used herein, the term “Non-United States Holder” means a beneficial owner of a Debenture that is not a United States Holder.

      If a partnership holds our Debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Debentures, you should consult your own tax advisors.

United States Holders

Payments of Interest

      Stated interest on a Debenture will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder’s method of accounting for tax purposes.

      A United States Holder that purchases a Debenture for an amount in excess of its stated principal amount will be considered to have purchased the Debenture at a premium. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the Debenture. Such election, once made, generally applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States Holder. Such election may be revoked only with the consent of the Internal Revenue Service. A United States Holder that elects to amortize such premium must reduce its tax basis in a Debenture by the amount of the premium amortized during its holding period. For a United States Holder that does not elect to amortize such premium, the amount of such premium will be included in the United States Holder’s tax basis when the Debenture matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize such premium and holds the Debenture to maturity will be required to treat the premium as capital loss when the Debenture matures.

Sale, Exchange and Redemption of the Debentures

      Upon the sale, exchange or redemption of Debentures, a United States Holder will recognize gain or loss equal to the difference between (1) the amount realized upon the sale, exchange or redemption, other than amounts attributable to accrued but unpaid interest, and (2) such holder’s adjusted tax basis in the Debentures. A United States Holder’s adjusted tax basis will be, in general, its initial purchase price for the Debentures, net of accrued interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the Debentures have been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Currently the net capital gains of individuals are taxed at lower rates than ordinary income.

Non-United States Holders

Payments of Interest

      Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of interest on a Debenture held by a Non-United States Holder, provided that (1) interest paid on the Debentures is not effectively connected with the beneficial owner’s conduct of a trade or business in the United States, (2) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder; (3) the beneficial owner is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (4) the beneficial owner is not a bank for which the receipt of interest on a Debenture is described in Section 881(c)(3)(A) of the Code; and (5) the beneficial owner satisfies the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

      Currently, to satisfy the requirement referred to in clause (5) above, the beneficial owner of a Debenture, or a financial institution holding the Debenture on behalf of such owner, must provide, in accordance with specified procedures, us or our paying agent with a statement to the effect that the beneficial owner is not a United States person. These requirements will be met if (1) the beneficial owner provides his name and address and certifies, under penalties of perjury, that he is not a United States person, which certification may be made on an IRS Form W-8BEN; or (2) a financial institution holding the Debenture on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in clause (5) above may also be satisfied with other documentary evidence with respect to an offshore account or through certain foreign intermediaries.

      If a Non-United States Holder cannot satisfy the requirements described above, payments of interest made to such Non-United States Holder will be subject to a 30% withholding tax, unless the beneficial owner of the Debenture provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Debenture is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations. Interest paid to a Non-United States Holder that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed on a net income basis at graduated rates in the same manner as United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

Sale, Exchange and Redemption of the Debentures

      A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of a Debenture unless (1) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; (2) in the case of a Non-United States Holder who is an individual and holds the Debenture as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (3) the Non-United States Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates. However, any amount attributable to accrued but unpaid interest on the Debenture will be treated in the same manner as payments of interest made to such Non-United States Holder, as described above.

      Gain derived by a Non-United States Holder from the sale or other disposition of a Debenture that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed on a net income basis at graduated rates in the same manner as gains of United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. If any individual Non-United States Holder falls under clause (2) of the preceding paragraph, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain United States source capital losses recognized within the same taxable year as such sale or other disposition.

Information Reporting and Backup Withholding

United States Holders

      Payments of interest on, or the proceeds from the sale, retirement or other disposition of, Debentures are subject to information reporting unless the United States Holder establishes an exemption.

      Payments of the interest on, or the proceeds from the sale, retirement, or other disposition of, the Debentures may be subject to “backup withholding” tax of 28% if the United States Holder, among other things, (1) fails to furnish his or her social security number or other taxpayer identification number, or TIN, to the payor responsible for backup withholding (for example, the United States Holder’s securities broker) on Form W-9 or a substantially similar form signed under penalty of perjury, (2) furnishes such payor an incorrect TIN, (3) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the United States Holder is not subject to backup withholding, or (4) fails to properly report interest and dividends on his tax return. Backup withholding does not apply to certain payments made to exempt recipients, such as corporations.

      Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against such holder’s United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

Non-United States Holders

      Non-United States Holders will be subject to information reporting but will not be subject to backup withholding on payments made by us or our paying agent if a statement described in clause (4) under “— Non-United States Holders — Payment of Interest” has been received and the payor has no actual knowledge that the beneficial owner is a United States person.

      In addition, backup withholding and information reporting will not apply to payments of principal or interest on the Debentures paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of a Non-United States Holder, or if a foreign office of a broker pays the proceeds of the sale of Debentures to a Non-United States Holder. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a U.S. trade or business, or a foreign partnership with certain connections to the United States, such payments will be subject to information reporting unless (1) such custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

      Payments of principal or interest on the Debentures paid to a Non-United States Holder by a United States office of a custodian, nominee or agent, or payment of the proceeds of a sale of Debentures by the United States office of a broker will be subject to backup withholding and information reporting unless (1) the Non-United States Holder provides the statement described above that such holder is not a United States person and the payor does not have actual knowledge to the contrary, or (2) the beneficial owner otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against such holder’s United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of Debentures by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment of a portion of the assets of any Plan in the Debentures, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of Debentures by an ERISA Plan with respect to which NiSource or the remarketing agent are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Debentures. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the Debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

      By acceptance of a Debenture, each purchaser and subsequent transferee of a Debenture will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Debenture constitutes assets of any Plan or (ii) the purchase and holding of the Debenture by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws. A transaction will be exempt for purposes of clause (ii) of the preceding sentence if it satisfies the conditions of an administrative, statutory or class exemption, including PTCEs 91-38, 90-1, 84-14, 95-60 or 96-23.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing Debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Debentures.

REMARKETING

      Subject to the terms and conditions of the remarketing agreement dated as of November 1, 2000 and as amended as of October 27, 2004, Credit Suisse First Boston LLC, as the remarketing agent, has agreed to purchase $80,623,000 principal amount of Debentures at the public offering price less the remarketing fee set forth on the cover page of this prospectus. To the extent that the remarketing agent cannot remarket the Debentures at a price of 100.5% of the aggregate principal amount of the Debentures, then a “failed remarketing” will occur.

      The remarketing agreement provides that the obligations of the remarketing agent to purchase the Debentures offered hereby are subject to certain conditions precedent and that the remarketing agent will purchase all of the Debentures offered by this prospectus if any of these Debentures are purchased.

      We estimate that the total expenses of this remarketing, including the remarketing fee of 0.     % of the aggregate principal amount of the Debentures being remarketed, will be approximately $          . Because the Debentures are being remarketed at a price of 100.5% of their aggregate principal amount, we expect proceeds received to exceed the payments due from the SAILS holders under the stock purchase contracts by approximately $                    . We will use those excess proceeds to pay the expenses associated with the remarketing.

      The Debentures have no established trading market. The remarketing agent has advised us that it intends to make a market in the Debentures, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Debentures.

      In order to facilitate the remarketing of the Debentures, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. These transactions may include placing bids for or effecting purchases of the Debentures for the purpose or with the effect of pegging, fixing or maintaining the price of the Debentures or for the purpose of reducing a syndicate short position created in connection with the remarketing. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

      Credit Suisse First Boston LLC has advised us that they will make the Debentures available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. It has further advised us that MarketAxess Corporation is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to the sale of the Debentures. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions the remarketing agent conducts through the system. Credit Suisse First Boston LLC will make the Debentures available to their customers through the Internet, whether made through a proprietary or third-party system on the same terms as those made through other channels.

      The remarketing agent has provided certain investment banking, commercial banking and other financial services to us and our affiliates, for which it has received customary fees. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, is the syndication agent and a lender under our three-year revolving credit agreement and is the syndication agent and a lender under our 364-day revolving credit agreement. The remarketing agent may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of its business.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the Debentures in Canada is being made only on a private placement basis exempt from the requirement that we and the holders of the Debentures participating in the remarketing, or the participating Debentureholders, prepare and file a prospectus with the securities regulatory authorities in each province where trades of Debentures are made. Any resale of the Debentures in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Debentures.

Representations of Purchasers

      By purchasing the Debentures in Canada and accepting a purchase confirmation a purchaser is representing to us, the participating Debentureholders and the dealer from whom the purchase confirmation is received that:

(i)	the purchaser is entitled under applicable provincial securities laws to purchase the Debentures without the benefit of a prospectus qualified under those securities laws;

(ii)	where required by law, that the purchaser is purchasing as principal and not as agent; and

(iii)	the purchaser has reviewed the text above under “— Resale Restrictions.”

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Debentures for rescission, against us and the participating Debentureholders in the event that this prospectus contains a misrepresentation. Such purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Debentures. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Debentures. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the participating Debentureholders. In no case will the amount recoverable in any action exceed the price at which the Debentures were offered to the purchaser, and, if the purchaser is shown to have purchased the Debentures with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we and the participating Debentureholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Debentures as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein and the participating Debentureholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of the Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Debentures in their particular circumstances and about the eligibility of the Debentures for investment by the purchaser under relevant Canadian legislation

LEGAL MATTERS

      Schiff Hardin LLP, Chicago, Illinois, will pass upon the validity of the Debentures for us. Peter V. Fazio, Jr., a partner of the firm who also serves as Executive Vice President and General Counsel of NiSource, holds approximately 11,400 shares of NiSource common stock. The remarketing agent has been represented by Dewey Ballantine LLP, New York, New York.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from NiSource’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in the method of accounting for derivative and hedging activities as described in Note 1P, goodwill as described in Notes 1H and 5, revenues and related costs associated with trading activities as described in Notes 1I and 5, and asset retirement obligations as described in Note 5), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities covered hereby are as follows (all amounts other than the Securities and Exchange Commission filing fee are estimated):

Securities and Exchange Commission filing fee	$18,540
Trustees’ fees	15,000
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Transfer agent and registrar fees	5,000
Printing and engraving expenses	60,000
Miscellaneous expenses	1,460

Total	$250,000

Item 15.	Indemnification of Directors and Officers.

      Section B.1. of Article V of NiSource’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Section B.2. of Article V of NiSource’s Amended and Restated Certificate of Incorporation and Section 145 of the General Corporation Law of Delaware provide that NiSource will, to the fullest extent permitted by applicable law, as then in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such investigation, claim, action, suit or proceeding, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

      Section B.2. of Article V of NiSource’s Amended and Restated Certificate of Incorporation and Section 145 of the General Corporation Law of Delaware also provide that if the investigation, claim, action, suit or proceeding is a derivative action (meaning one brought by or on behalf of the corporation), NiSource will, to the extent permitted by applicable law, as then in effect, indemnify any person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any investigation, claim, action, suit, proceeding or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

      NiSource’s Amended and Restated Certificate of Incorporation and the General Corporation Law of Delaware permits NiSource and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. NiSource currently maintains such liability insurance.

Item 16.	Exhibits.

      Reference is made to information in the Exhibit Index filed as a part of this Registration Statement.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of NiSource’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on October 26, 2004.

NISOURCE INC.

(Registrant)

By	/s/ DAVID J. VAJDA

David J. Vajda

Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary L. Neale	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2004

* Michael W. O’Donnell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 26, 2004

* Jeffrey W. Grossman	Vice President and Controller (Principal Accounting Officer)	October 26, 2004

* Stephen P. Adik	Director	October 26, 2004

* Steven C. Beering	Director	October 26, 2004

* Arthur J. Decio	Director	October 26, 2004

* Dennis E. Foster	Director	October 26, 2004

* Ian M. Rolland	Director	October 26, 2004

* John W. Thompson	Director	October 26 ,2004

Signature		Title	Date

* Richard L. Thompson		Director	October 26, 2004

* Robert J. Welsh		Director	October 26, 2004

* Carolyn Y. Woo		Director	October 26, 2004

* Roger A. Young		Director	October 26, 2004

*By:	/s/ DAVID J. VAJDA David J. Vajda Attorney-In-Fact

EXHIBIT INDEX

      The following documents are filed as part of the Registration Statement or are incorporated by reference.

Exhibit
Number		Document Description

1.1	—	Remarketing Agreement, dated November 1, 2000, between NiSource Inc. and Credit Suisse First Boston Corporation, as remarketing Agent (incorporated by reference to Exhibit 4.7 to the NiSource Inc. Current Report on Form 8-K dated November 1, 2000)
3.1	—	Amended and Restated Certificate of Incorporation of NiSource Inc. (incorporated by reference to Exhibit 3.1 to the NiSource Inc. Current Report on Form 8-K filed November 1, 2000)
3.2	—	Amended and Restated Bylaws of NiSource Inc. (incorporated by reference to Exhibit 3.2 to the NiSource Inc. Annual Report on Form 10-K for the year ended December 31, 2001)
4.1	—	Indenture, dated November 1, 2000, between NiSource Inc. and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.3 to the NiSource Inc. Current Report on Form 8-K dated November 1, 2000)
4.2	—	First Supplemental Indenture, dated November 1, 2000, between NiSource Inc. and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.4 to the NiSource Inc. Current Report on Form 8-K dated November 1, 2000)
4.3	—	Form of Second Supplemental Indenture between NiSource Inc. and JPMorgan Chase Bank, as Trustee and as successor to The Chase Manhattan Bank*
4.4	—	Rights Agreement between NiSource Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated November 1, 2000 (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Current Report on Form 8-K filed November 1, 2000)
5.1	—	Opinion of Schiff Hardin LLP**
10.1	—	Letter Agreement dated December 3, 2003 between Stephen P. Adik and NiSource Corporate Services Company*
12.1	—	Statement Regarding Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the NiSource Inc. Annual Report on Form 10-K for the year ended December 31, 2003)
23.1	—	Consent of Deloitte & Touche LLP**
23.2	—	Consent of Schiff Hardin LLP (included in Exhibit 5.1)
24.1	—	Powers of Attorney (included on signature page)
25.1	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Indenture with respect to Debt Securities**

*	Filed herewith.

**	Previously filed.